Discussion Draft

July 16, 2003

Exhibit (A)(3)

PACHOLDER HIGH YIELD FUND, INC.

PROXY VOTING POLICY

I.	Statement of Policy

It shall be the policy of Pacholder High Yield Fund, Inc. (the “Fund”) to delegate the authority and responsibility to vote proxies related to portfolio securities to its investment adviser (the “Adviser”). Accordingly, the Board of Directors of the Fund has authorized the proxy voting policies and procedures of the Adviser (“Proxy Voting Procedures”) as the proxy voting policies and procedures that will be used by or on behalf of the Fund when exercising voting authority on behalf of the Fund.

II.	Standard

The Adviser shall vote proxies related to portfolio securities in the best interests of the Fund and its shareholders.

III.	Review of Proxy Voting Procedures

The Board of Directors of the Fund shall periodically review the Proxy Voting Procedures presented by the Adviser to determine the following:

A.	The Proxy Voting Procedures promote the voting of proxies in a manner that is consistent with the standard set forth in Section II above.

B.	The Proxy Voting Procedures provide for the voting of proxies in a manner that is consistent with the standard set forth in Section II above in situations where a proxy vote presents a conflict between the interests of Fund shareholders, on the one hand, and those of the Adviser or any affiliated person of the Adviser, on the other.

The Adviser shall provide a written report to the Fund’s Board of Directors regarding any proxy voted where a conflict of interest (as set forth above) was identified, except in circumstances where:

(i)	the Adviser and/or the Fund engaged an independent third party to provide a recommendation on how to vote such proxy;

(ii)	the Adviser caused the proxy to be voted consistent with the recommendation of the independent third party; and

(iii)	the instructions to the independent third party with respect to the proxy voted were consistent with the standard set forth in Section II above.

The Adviser shall provide such report at the next regularly scheduled meeting of the Board.

The Adviser shall notify the Board promptly of any material change to its Proxy Voting Procedures.

IV.	Disclosure

The following disclosure shall be provided:

A.	The Adviser shall make available its proxy voting records, for inclusion in the Fund’s Form N-PX.

B.	The Adviser shall cause the Fund to include the proxy voting policies and procedures required in the Fund’s annual filing on Form N-CSR.

C.	The Adviser shall cause the Fund’s shareholder reports to include a statement that a copy of these policies and procedures is available upon request (i) by calling the Fund’s administrator; (ii) on the Fund’s website (if the Fund so chooses); and (iii) on the SEC’s website.

D.	The Adviser shall cause the Fund’s annual and semi-annual reports to include a statement that information is available regarding how the Fund voted proxies during the most recent twelve-month period (i) without charge, upon request, either by calling a toll-free number or on or through the Fund’s web site, or both; and (ii) on the SEC’s web site.

Adopted effective as of July 1, 2003.

2

Global Proxy Voting

Procedures and Guidelines

2005 Edition

April 6, 2005

JPMorgan Asset Management Corporate Governance	Page 1

Table of Contents- Global

Part I:	JPMorgan Asset Management Global Proxy-Voting Procedures

	A.	Objective	3
	B.	Proxy Committee	3
	C.	The Proxy Voting Process	3-4
	D.	Material Conflicts of Interest	5
	E.	Escalation of Material Conflicts of Interest	5
	F.	Recordkeeping	6
		Exhibit A	6

Part II:	JPMorgan Asset Management Global Proxy-Voting Guidelines

	A.	North America	8-21
		Table of Contents	9-10
		Guidelines	11-21

	B.	Europe, Middle East, Africa, Central America and South America	22-33
		Table of Contents	23
		Guidelines	24-33

	C.	Asia (ex-Japan)	34-42
		Table of Contents	35
		Guidelines	36-42

	D.	Japan	43-44

JPMorgan Asset Management Corporate Governance	Page 2

Part I: JPMorgan Asset Management Global Proxy Voting Procedures

A.	Objective

As an investment adviser within JPMorgan Asset Management, each of the entities listed on Exhibit A attached hereto (each referred to individually as a “JPMAM Entity” and collectively as “JPMAM”) may be granted by its clients the authority to vote the proxies of the securities held in client portfolios. In such cases, JPMAM’s objective is to vote proxies in the best interests of its clients. To further that objective, JPMAM adopted these Procedures. 1

These Procedures incorporate detailed guidelines for voting proxies on specific types of issues (the “Guidelines”). The Guidelines have been developed and approved by the relevant Proxy Committee (as defined below) with the objective of encouraging corporate action that enhances shareholder value. Because proxy proposals and individual company facts and circumstances may vary, JPMAM may not always vote proxies in accordance with the Guidelines.

B.	Proxy Committee

To oversee the proxy-voting process on an ongoing basis, a Proxy Committee will be established for each global location where proxy-voting decisions are made. Each Proxy Committee will be composed of a Proxy Administrator (as defined below) and senior officers from among the Investment, Legal, Compliance and Risk Management Departments. The primary functions of each Proxy Committee are to periodically review general proxy-voting matters; to determine the independence of any third-party vendor which it has delegated proxy voting responsibilities and to conclude that there are no conflicts of interest that would prevent such vendor from providing such proxy voting services prior to delegating proxy responsibilities; review and approve the Guidelines annually; and provide advice and recommendations on general proxy-voting matters as well as on specific voting issues to be implemented by the relevant JPMAM Entity. The Proxy Committee may delegate certain of its responsibilities to subgroups composed of Proxy Committee members. The Proxy Committee meets at least semi-annually, or more frequently as circumstances dictate.

C.	The Proxy Voting Process [2]

JPMAM investment professionals monitor the corporate actions of the companies held in their clients’ portfolios. To assist JPMAM investment professionals with public companies’ proxy voting proposals, a JPMAM Entity may, but shall not be obligated to, retain the services of an independent proxy voting service (“Independent Voting Service”). The Independent Voting Service is assigned responsibility for various functions, which may include one or more of the following: coordinating with client custodians to ensure that all proxy materials are processed in a timely fashion; providing JPMAM with a comprehensive analysis of each proxy proposal and providing JPMAM with recommendations on how to vote each proxy proposal based on the Guidelines or, where no Guideline exists or where the Guidelines require a case-by-case analysis, on the Independent Voting Service’s analysis; and executing the voting of the proxies in accordance with Guidelines and its recommendation, except when a recommendation is overridden by JPMAM , as described below. If those functions are not assigned to an Independent Voting Service, they are performed or coordinated by a Proxy Administrator (as defined below).

¹	The Washington Management Group votes proxies for the JPMorgan Value Opportunities Fund in accordance with their own voting policies and not the policies of JPMAM . The JPMorgan Multi -Manager Funds vote proxies in accordance with the voting policies of each of the Managers, as applicable, and not the policies of JPMAM , except, to the extent the JPMAM policies apply to the JPMorgan Multi-Manager Small Cap Value Fund. The Undiscovered Managers Behavioral Growth Fund, Undiscovered Managers Behavioral Value Fund, and UM Small Cap Growth Fund vote proxies in accordance with the voting policies of their subadvisers and not the policies of JPMAM. In the case of the Reich and Tang Funds in which J.P. Morgan Funds Distributors Inc. serves as the distributor, the board of trustees and officers of Reich and Tang have assumed the responsibility for fulfilling its proxy voting obligations and for preparing, executing, filing and disseminating the Form N-PX for the applicable registrant.

[2]	The Proxy Voting Committee may determine: (a) not to recall securities on loan if, in its judgment, the negative consequences to clients of recalling the loaned securities would outweigh the benefits of voting in the particular instance or (b) not to vote certain foreign securities positions if, in its judgment, the expense and administrative inconvenience or other burdens outweigh the benefits to clients of voting the securities.

JPMorgan Asset Management Corporate Governance	Page 3

C.	The Proxy Voting Process - Continued

Situations often arise in which more than one JPMAM client invests in the same company or in which a single client may invest in the same company but in multiple accounts. In those situations, two or more clients, or one client with different accounts, may be invested in strategies having different investment objectives, investment styles, or portfolio managers. As a result, JPMAM may cast different votes on behalf of different clients or on behalf of the same client with different accounts.

Each JPMAM Entity appoints a JPMAM professional to act as a proxy administrator (“Proxy Administrator”) for each global location of such entity where proxy-voting decisions are made. The Proxy Administrators are charged with oversight of these Procedures and the entire proxy-voting process. Their duties, in the event an Independent Voting Service is retained, include the following: evaluating the quality of services provided by the Independent Voting Service; escalating proposals identified by the Independent Voting Service as non-routine, but for which a Guideline exists (including, but not limited to, compensation plans, anti -takeover proposals, reincorporation, mergers, acquisitions and proxy-voting contests) to the attention of the appropriate investment professionals and confirming the Independent Voting Service’s recommendation with the appropriate JPMAM investment professional (documentation of those confirmations will be retained by the appropriate Proxy Administrator); escalating proposals identified by the Independent Voting Service as not being covered by the Guidelines (including proposals requiring a case-by-case determination under the Guidelines) to the appropriate investment professional and obtaining a recommendation with respect thereto; reviewing recommendations of JPMAM investment professionals with respect to proposals not covered by the Guidelines (including proposals requiring a case-by-case determination under the Guidelines) or to override the Guidelines (collectively, “Overrides”); referring investment considerations regarding Overrides to the Proxy Committee, if necessary; determining, in the case of Overrides, whether a material conflict, as described below, exists; escalating material conflicts to the Proxy Committee; and maintaining the records required by these Procedures.

In the event investment professionals are charged with recommending how to vote the proxies, the Proxy Administrator’s duties include the following: reviewing recommendations of investment professionals with respect to Overrides; referring investment considerations regarding such Overrides to the Proxy Committee, if necessary; determining, in the case of such Overrides, whether a material conflict, as described below, exists; escalating material conflicts to the Proxy Committee; and maintaining the records required by these Procedures.

In the event a JPMAM investment professional makes a recommendation in connection with an Override, the investment professional must provide the appropriate Proxy Administrator with a written certification (“Certification”) which shall contain an analysis supporting his or her recommendation and a certification that he or she (A) received no communication in regard to the proxy that would violate either the J.P. Morgan Chase (“JPMC”) Safeguard Policy (as defined below) or written policy on information barriers, or received any communication in connection with the proxy solicitation or otherwise that would suggest the existence of an actual or potential conflict between JPMAM ‘S interests and that of its clients and (B) was not aware of any personal or other relationship that could present an actual or potential conflict of interest with the clients’ interests.

JPMorgan Asset Management Corporate Governance	Page 4

D.	Material Conflicts of Interest

The U.S. Investment Advisers Act of 1940 requires that the proxy-voting procedures adopted and implemented by a U.S. investment adviser include procedures that address material conflicts of interest that may arise between the investment adviser’s interests and those of its clients. To address such material potential conflicts of interest, JPMAM relies on certain policies and procedures. In order to maintain the integrity and independence of JPMAM’s investment processes and decisions, including proxy-voting decisions, and to protect JPMAM’s decisions from influences that could lead to a vote other than in its clients’ best interests, JPMC (including JPMAM) adopted a Safeguard Policy, and established formal informational barriers designed to restrict the flow of information from JPMC’s securities, lending, investment banking and other divisions to JPMAM investment professionals. The information barriers include, where appropriate: computer firewalls; the establishment of separate legal entities; and the physical separation of employees from separate business divisions. Material conflicts of interest are further avoided by voting in accordance with JPMAM’s predetermined Guidelines. When an Override occurs, any potential material conflict of interest that may exist is analyzed in the process outlined in these Procedures.

Examples of such material conflicts of interest that could arise include circumstances in which: (i) management of a JPMAM investment management client or prospective client, distributor or prospective distributor of its investment management products, or critical vendor, is soliciting proxies and failure to vote in favor of management may harm JPMAM’s relationship with such company and materially impact JPMAM’s business; or (ii) a personal relationship between a JPMAM officer and management of a company or other proponent of a proxy proposal could impact JPMAM’s voting decision.

E.	Escalation of Material Conflicts of Interest

When an Override occurs, the investment professional must complete the Certification and the Proxy Administrator will review the circumstances surrounding such Certification. When a potential material conflict of interest has been identified, the Proxy Administrator, in consultation with a subgroup of the Proxy Committee, will evaluate the potential conflict and determine whether an actual material conflict of interest exists. That subgroup shall include a Proxy Committee member from the Investment Department and one or more Proxy Committee members from the Legal, Compliance or Risk Management Departments. In the event that the Proxy Administrator and the subgroup of the Proxy Committee determine that an actual material conflict of interest exists, they shall make a recommendation on how the relevant JPMAM Entity shall vote the proxy. Sales and marketing professionals will be precluded from participating in the decision-making process.

Depending upon the nature of the material conflict of interest, JPMAM, in the course of addressing the material conflict, may elect to take one or more of the following measures, or other appropriate action:

•	removing certain JPMAM personnel from the proxy voting process;

•	“walling off” personnel with knowledge of the material conflict to ensure that such personnel do not influence the relevant proxy vote;

•	voting in accordance with the applicable Guidelines, if any, if the application of the Guidelines would objectively result in the casting of a proxy vote in a predetermined manner; or

•	deferring the vote to the Independent Voting Service, if any, which will vote in accordance with its own recommendation.

The resolution of all potential and actual material conflict issues will be documented in order to demonstrate that JPMAM acted in the best interests of its clients.

JPMorgan Asset Management Corporate Governance	Page 5

F.	Recordkeeping

JPMAM is required to maintain in an easily accessible place for seven (7) years all records relating to the proxy voting process. Those records include the following:

•	a copy of the JPMAM Proxy Voting Procedures and Guidelines;

•	a copy of each proxy statement received on behalf of JPMAM clients;

•	a record of each vote cast on behalf of JPMAM client holdings;

•	a copy of all documents created by JPMAM personnel that were material to making a decision on the voting of client securities or that memorialize the basis of the decision;

•	a copy of the documentation of all dialogue with issuers and JPMAM personnel created by JPMAM personnel prior to the voting of client securities; and

•	a copy of each written request by a client for information on how JPMAM voted proxies on behalf of the client, as well as a copy of any written response by JPMAM to any request by a JPMAM client for information on how JPMAM voted proxies on behalf of our client.

It should be noted that JPMAM reserves the right to use the services of the Independent Voting Service to maintain certain required records in accordance with all applicable regulations.

Exhibit A

JPMorgan High Yield Partners LLC

JPMorgan Investment Advisors Inc.

Bank One Trust Company, NA

JPMorgan Chase Bank , NA

J.P. Morgan Fleming Asset Management (London) Limited

J.P. Morgan Fleming Asset Management (UK) Limited

J.P. Morgan Investment Management Inc.

J.P. Morgan Investment Management Limited

JF Asset Management Limited

JF Asset Management (Singapore) Limited

JF International Management Inc.

Security Capital Research & Management Incorporated

JPMorgan Asset Management Corporate Governance	Page 6

Part II: Proxy Voting Guidelines

JPMAM is a global asset management organization with the capabilities to invest in securities of issuers located around the globe. Because the regulatory framework and the business cultures and practices vary from region to region, our proxy voting guidelines have been customized for each region to take into account such variations.

JMPFAM currently has four sets of proxy voting guidelines covering the regions of (1) North America, (2) Europe, Middle East, Africa, Central America and South America (3) Asia (ex-Japan) and (4) Japan, respectively. Notwithstanding the variations among the guidelines, all of these guidelines have been designed with the uniform objective of encouraging corporate action that enhances shareholder value. As a general rule, in voting proxies of a particular security, each JPMAM Entity will apply the guidelines of the region in which the issuer of such security is organized.

JPMorgan Asset Management Corporate Governance	Page 7

Part II. A: North America Proxy Voting

JPMorgan Asset Management Corporate Governance	Page 8

Part II. A: North America Guidelines Table of Contents

1.	Uncontested Director Elections		11

2.	Proxy Contests		11
	a.	Election of Directors	11
	b.	Reimburse Proxy Solicitation Expenses	11

3.	Ratification of Auditors		11

4.	Proxy Contest Defenses		12-13
	a.	Board Structure: Staggered vs. Annual Elections	12
	b.	Shareholder Ability to Remove Directors	12
	c.	Cumulative Voting	12
	d.	Shareholder Ability to Call Special Meeting	13
	e.	Shareholder Ability to Act by Written Consent	13
	f.	Shareholder Ability to Alter the Size of the Board	13

5.	Tender Offer Defenses		13-14
	a.	Poison Pills	13
	b.	Fair Price Provisions	13
	c.	Greenmail	13
	d.	Unequal Voting Rights	13
	e.	Supermajority Shareholder Vote Requirement to Amend Charter or Bylaws	13
	f.	Supermajority Shareholder Vote Requirement to Approve Mergers	14

6.	Miscellaneous Board Provisions		14-15
	a.	Separate Chairman and CEO Positions	14
	b.	Lead Directors and Executive Sessions	14
	c.	Majority of Independent Directors	14
	d.	Stock Ownership Requirements	14
	e.	Term of Office	15
	f.	Director and Officer Indemnification and Liability Protection	15
	g.	Board Size	15
	h.	Majority Vote Standard	15

7.	Miscellaneous Governance Provisions		15-16
	a.	Independent Nominating Committee	15
	b.	Confidential Voting	15
	c.	Equal Access	15
	d.	Bundled Proposals	15
	e.	Charitable Contributions	15
	f.	Date/Location of Meeting	15
	g.	Include Nonmanagement Employees on Board	16
	h.	Adjourn Meeting if Votes are Insufficient	16
	i.	Other Business	16
	j.	Disclosure of Shareholder Proponents	16

8.	Capital Structure		16-17
	a.	Common Stock Authorization	16
	b.	Stock Distributions: Splits and Dividends	16
	c.	Reverse Stock Splits	16
	d.	Blank Check Preferred Authorization	16
	e.	Shareholder Proposals Regarding Blank Check Preferred Stock	16
	f.	Adjustments to Par Value of Common Stock	16
	g.	Restructurings/Recapitalizations	17
	h.	Share Repurchase Programs	17
	i.	Targeted Share Placements	17

JPMorgan Asset Management Corporate Governance	Page 9

Part II. A: North America Guidelines Table of Contents

9.	Executive and Director Compensation		17-18
	a.	Stock-based Incentive Plans	17-18
	b.	Approval of Cash or Cash-and-Stock Bonus Plans	18
	c.	Shareholder Proposals to Limit Executive and Director Pay	18
	d.	Golden and Tin Parachutes	18
	e.	401(k) Employee Benefit Plans	18
	f.	Employee Stock Purchase Plans	18
	g.	Option Expensing	18
	h.	Option Repricing	18
	i.	Stock Holding Periods	18

10.	Incorporation		19
	a.	Reincorporation Outside of the United States	19
	b.	Voting on State Takeover Statutes	19
	c.	Voting on Reincorporation Proposals	19

11.	Mergers and Corporate Restructurings		19
	a.	Mergers and Acquisitions	19
	b.	Nonfinancial Effects of a Merger or Acquisition	19
	c.	Corporate Restructuring	19
	d.	Spin-offs	19
	e.	Asset Sales	19
	f.	Liquidations	19
	g.	Appraisal Rights	19
	h.	Changing Corporate Name	19

12.	Social and Environmental Issues		19-20
	a.	Energy and Environment	19
	b.	Northern Ireland	20
	c.	Military Business	20
	d.	International Labor Organization Code of Conduct	20
	e.	Promote Human Rights in China, Nigeria, and Burma	20
	f.	World Debt Crisis	20
	g.	Equal Employment Opportunity and Discrimination	20
	h.	Animal Rights	20
	i.	Product Integrity and Marketing	20
	j.	Human Resources Issues	20
	k.	Link Executive Pay with Social and/or Environmental Criteria	20

13.	Foreign Proxies		21

14.	Pre-Solicitation Contact		21

JPMorgan Asset Management Corporate Governance	Page 10

Part II. A: North America Guidelines

1.	Uncontested Director Elections

Votes on director nominees should be made on a case -by-case (for) basis. Votes generally will be WITHHELD from directors who:

1) attend less than 75 percent of the board and committee meetings without a valid excuse for the absences; or

2) implement or renew a dead-hand or modified dead-hand poison pill; or adopted or renewed a poison pill without shareholder approval since the company’s last annual meeting, does not put the pill to a vote at the current annual meeting, and there is no requirement to put the pill to shareholder vote within 12 months of its adoption.

3) are inside or affiliated outside directors and sit on the audit, compensation, or nominating committees; or

4) ignore a shareholder proposal that is approved by a i) majority of the shares outstanding, or ii) majority of the votes cast for two consecutive years; or

5) are inside or affiliated outside directors and the full board serves as the audit, compensation, or nominating committee or the company does not have one of these committees; or

6) WITHHOLD votes from insiders and affiliated outsiders on boards that are not at least majority independent; or

7) WITHHOLDING from directors who are CEOs of publicly-traded companies who serve on more than three public boards and all other directors who serve on more than six public company boards.

8) WITHHOLD votes from compensation committee members where there is a pay-for performance disconnect for Russell 3000 companies. (See 9a – Stock-Based Incentive Plans, last paragraph).

Special attention will be paid to companies that display a chronic lack of shareholder accountability.

2.	Proxy Contests

2a. Election of Directors

Votes in a contested election of directors must be evaluated on a case-by-case basis, considering the following factors: long-term financial performance of the subject company relative to its industry; management’s track record; background to the proxy contest; qualifications of director nominees (both slates); evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met; and stock ownership positions.

2b. Reimburse Proxy Solicitation Expenses

Decisions to provide full reimbursement for dissidents waging a proxy contest should be made on a case-by-case basis.

3.	Ratification of Auditors

Vote for proposals to ratify auditors, unless an auditor has a financial interest in or association with the company, and is therefore not independent; or there is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position.

Generally vote against auditor ratification and withhold votes from Audit Committee members if non -audit fees exceed audit fees.

Vote case-by-case on auditor Rotation Proposals: tenure of Audit Firm; establishment and disclosure of a renewal process whereby the auditor is regularly evaluated for both audit quality and competitive price; length of the rotation period advocated in the proposal; significant audit related issues; and number of annual Audit Committee meetings held and the number of financial experts that serve on the Audit Committee.

JPMorgan Asset Management Corporate Governance	Page 11

4.	Proxy Contest Defenses

4a. Board Structure: Staggered vs. Annual Elections

Proposals regarding classified boards will be voted on a case-by-case basis. Classified boards normally will be supported if the company’s governing documents contain each of the following provisions:

1) Majority of board composed of independent directors,

2) Nominating committee composed solely of independent directors,

3) Do not require more than a two-thirds shareholders’ vote to remove a director, revise any bylaw or revise any classified board provision,

4) Confidential voting (however, there may be a provision for suspending confidential voting during proxy contests),

5) Ability of shareholders to call special meeting or to act by written consent with 90 days’ notice,

6) Absence of superior voting rights for one or more classes of stock,

7) Board does not have the sole right to change the size of the board beyond a stated range that has been approved by shareholders, and

8) Absence of shareholder rights plan that can only be removed by the incumbent directors (dead-hand poison pill).

4b. Shareholder Ability to Remove Directors

Vote against proposals that provide that directors may be removed only for cause.

Vote for proposals to restore shareholder ability to remove directors with or without cause.

Vote against proposals that provide that only continuing directors may elect replacements to fill board vacancies.

Vote for proposals that permit shareholders to elect directors to fill board vacancies.

4c. Cumulative Voting

Cumulative voting proposals will be voted on a case-by-case basis. If there are other safeguards to ensure that shareholders have reasonable access and input into the process of nominating and electing directors, cumulative voting is not essential. Generally, a company’s governing documents must contain the following provisions for us to vote against restoring or providing for cumulative voting:

1) Annually elected board,

2) Majority of board composed of independent directors,

3) Nominating committee composed solely of independent directors,

4) Confidential voting (however, there may be a provision for suspending confidential voting during proxy contests),

5) Ability of shareholders to call special meeting or to act by written consent with 90 days’ notice,

6) Absence of superior voting rights for one or more classes of stock,

7) Board does not have the sole right to change the size of the board beyond a stated range that has been approved by shareholders, and

8) Absence of shareholder rights plan that can only be removed by the incumbent directors (dead- hand poison pill).

JPMorgan Asset Management Corporate Governance	Page 12

4d. Shareholder Ability to Call Special Meeting

Vote against proposals to restrict or prohibit shareholder ability to call special meetings. The ability to call special meetings enables shareholders to remove directors or initiate a shareholder resolution without having to wait for the next scheduled meeting.

Vote for proposals that remove restrictions on the right of shareholders to act independently of management.

4e. Shareholder Ability to Act by Written Consent

We generally vote for proposals to restrict or prohibit shareholder ability to take action by written consent. The requirement that all shareholders be given notice of a shareholders’ meeting and matters to be discussed therein seems a reasonable protection of minority shareholder rights.

We generally vote against proposals to allow or facilitate shareholder action by written consent.

4f. Shareholder Ability to Alter the Size of the Board

Vote for proposals that seek to fix the size of the board.

Vote against proposals that give management the ability to alter the size of the board without shareholder approval.

5.	Tender Offer Defenses

5a. Poison Pills

Vote for shareholder proposals that ask a company to submit its poison pill for shareholder ratification.

Review on a case-by-case basis shareholder proposals to redeem a company’s poison pill. Studies indicate that companies with a rights plan secure higher premiums in hostile takeover situations.

Review on a case-by-case basis management proposals to ratify a poison pill. We generally look for shareholder friendly features including a two- to three-year sunset provision, a permitted bid provision, a 20 percent or higher flip-in provision, and the absence of dead -hand features.

5b. Fair Price Provisions

Vote proposals to adopt fair price provisions on a case-by-case basis, evaluating factors such as the vote required to approve the proposed acquisition, the vote required to repeal the fair price provision, and the mechanism for determining the fair price.

Generally, vote against fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.

5c. Greenmail

Vote for proposals to adopt antigreenmail charter or bylaw amendments or otherwise restrict a company’s ability to make greenmail payments.

5d. Unequal Voting Rights

Generally, vote against dual-class recapitalizations as they offer an effective way for a firm to thwart hostile takeovers by concentrating voting power in the hands of management or other insiders.

Vote for dual-class recapitalizations when the structure is designed to protect economic interests of investors.

5e. Supermajority Shareholder Vote Requirement to Amend Charter or Bylaws

Vote against management proposals to require a supermajority shareholder vote to approve charter and bylaw amendments. Supermajority provisions violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company.

Vote for shareholder proposals to lower supermajority shareholder vote requirements for charter and bylaw amendments.

JPMorgan Asset Management Corporate Governance	Page 13

5f. Supermajority Shareholder Vote Requirement to Approve Mergers

Vote against management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations. Supermajority provisions violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company.

Vote for shareholder proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.

6.	Miscellaneous Board Provisions

6a. Separate Chairman and CEO Positions

We will generally vote for proposals looking to separate the CEO and Chairman roles unless the company has governance structures in place that can satisfactorily counterbalance a combined chairman and CEO/president post. Such a structure should include most or all of the following:

•	Designated lead director, appointed from the ranks of the independent board members with clearly delineated duties. At a minimum these should include:

(1)	Presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors,

(2)	Serves as liaison between the chairman and the independent directors,

(3)	Approves information sent to the board,

(4)	Approves meeting agendas for the board,

(5)	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items,

(6)	Has the authority to call meetings of the independent directors, and

(7)	If requested by major shareholders, ensures that he is available for consultation and direct communication;

•	2/3 of independent board;

•	All-independent key committees;

•	Committee chairpersons nominated by the independent directors;

•	CEO performance is reviewed annually by a committee of outside directors; and

•	Established governance guidelines.

Additionally, the company should not have underperformed its peers and index on a one-year and three -year basis, unless there has been a change in the Chairman/CEO position within that time. Performance will be measured according to shareholder returns against index and peers.

6b. Lead Directors and Executive Sessions

In cases where the CEO and Chairman roles are combined, we will vote for the appointment of a “lead” (non -insider) director and for regular “executive” sessions (board meetings taking place without the CEO/Chairman present).

6c. Majority of Independent Directors

We generally vote for proposals that call for the board to be composed of a majority of independent directors. We believe that a majority of independent directors can be an important factor in facilitating objective decision making and enhancing accountability to shareholders.

Vote for shareholder proposals requesting that the board’s audit, compensation, and/or nominating committees include independent directors exclusively.

Generally vote for shareholder proposals asking for a 2/3 independent board.

6d. Stock Ownership Requirements

Vote for shareholder proposals requiring directors to own a minimum amount of company stock in order to qualify as a director or to remain on the board, so long as such minimum amount is not excessive or unreasonable.

JPMorgan Asset Management Corporate Governance	Page 14

6e. Term of Office

Vote against shareholder proposals to limit the tenure of outside directors. Term limits pose artificial and arbitrary impositions on the board and could harm shareholder interests by forcing experienced and knowledgeable directors off the board.

6f. Director and Officer Indemnification and Liability Protection

Proposals concerning director and officer indemnification and liability protection should be evaluated on a case-by-case basis.

Vote against proposals to limit or eliminate director and officer liability for monetary damages for violating the duty of care.

Vote against indemnification proposals that would expand coverage beyond legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

Vote for proposals that provide such expanded coverage in cases when a director’s or officer’s legal defense was unsuccessful only if: (1) the director was found to have acted in good faith and in a manner that he reasonably believed was in the company’s best interests, and (2) the director’s legal expenses would be covered.

6g. Board Size

Vote for proposals to limit the size of the board to 15 members.

6f. Majority Vote Standard

We would generally vote for proposals asking for the board to initiate the appropriate process to amend the company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

7.	Miscellaneous Governance Provisions

7a. Independent Nominating Committee

Vote for the creation of an independent nominating committee.

7b. Confidential Voting

Vote for shareholder proposals requesting that companies adopt confidential voting, use independent tabulators, and use independent inspectors of election as long as the proposals include clauses for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents do not agree, the confidential voting policy is waived.

Vote for management proposals to adopt confidential voting.

7c. Equal Access

Vote for shareholder proposals that would give significant company shareholders equal access to management’s proxy material in order to evaluate and propose voting recommendations on proxy proposals and director nominees and to nominate their own candidates to the board.

7d. Bundled Proposals

Review on a case-by-case basis bundled or “conditioned” proxy proposals. In the case of items that are conditioned upon each other, examine the benefits and costs of the packaged items. In instances where the joint effect of the conditioned items is not in shareholders’ best interests, vote against the proposals. If the combined effect is positive, support such proposals.

7e. Charitable Contributions

Vote against shareholder proposals regarding charitable contributions. In the absence of bad faith, self-dealing, or gross negligence, management should determine which contributions are in the best interests of the company.

7f. Date/Location of Meeting

Vote against shareholder proposals to change the date or location of the shareholders’ meeting. No one site will meet the needs of all shareholders.

JPMorgan Asset Management Corporate Governance	Page 15

7g. Include Nonmanagement Employees on Board

Vote against shareholder proposals to include nonmanagement employees on the board. Constituency representation on the board is not supported, rather decisions are based on director qualifications.

7h. Adjourn Meeting if Votes are Insufficient

Vote for proposals to adjourn the meeting when votes are insufficient. Management has additional opportunities to present shareholders with information about its proposals.

7i. Other Business

Vote for proposals allowing shareholders to bring up “other matters” at shareholder meetings.

7j. Disclosure of Shareholder Proponents

Vote for shareholder proposals requesting that companies disclose the names of shareholder proponents. Shareholders may wish to contact the proponents of a shareholder proposal for additional information.

8.	Capital Structure

8a. Common Stock Authorization

Review proposals to increase the number of shares of common stock authorized for issue on a case-by-case basis.

Vote against proposals to increase the number of authorized shares of a class of stock that has superior voting rights in companies that have dual-class capital structure.

8b. Stock Distributions: Splits and Dividends

Vote for management proposals to increase common share authorization for a stock split, provided that the increase in authorized shares would not result in an excessive number of shares available for issuance given a company’s industry and performance as measured by total shareholder returns.

8c. Reverse Stock Splits

Vote for management proposals to implement a reverse stock split that also reduces the number of authorized common shares to a level where the number of shares available for issuance is not excessive given a company’s industry and performance in terms of shareholder returns.

Vote case-by-case on proposals to implement a reverse stock split that does not proportionately reduce the number of shares authorized for issue.

8d. Blank Check Preferred Authorization

Vote against proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights (“blank check” preferred stock).

Vote for proposals to create “blank check” preferred stock in cases when the company expressly states that the stock will not be used as a takeover device.

Vote for proposals to authorize preferred stock in cases when the company specifies voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable.

Vote case-by-case on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company’s industry and performance as measured by total shareholder returns.

8e. Shareholder Proposals Regarding Blank Check Preferred Stock

Vote for shareholder proposals to have blank check preferred stock placements, other than those shares issued for the purpose of raising capital or making acquisitions in the normal course of business, submitted for shareholder ratification.

8f. Adjustments to Par Value of Common Stock

Vote for management proposals to reduce the par value of common stock. The purpose of par value is to establish the maximum responsibility of a shareholder in the event that a company becomes insolvent.

JPMorgan Asset Management Corporate Governance	Page 16

8g. Restructurings/Recapitalizations

Review proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan on a case-by-case basis. Consider the following issues:

Dilution—How much will ownership interest of existing shareholders be reduced, and how extreme will dilution to any future earnings be?

Change in Control—Will the transaction result in a change in control of the company?

Bankruptcy—Generally, approve proposals that facilitate debt restructurings unless there are clear signs of self-dealing or other abuses.

8h. Share Repurchase Programs

Vote for management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

8i. Targeted Share Placements

These shareholder proposals ask companies to seek stockholder approval before placing 10% or more of their voting stock with a single investor. The proposals are in reaction to the placement by various companies of a large block of their voting stock in an ESOP, parent capital fund or with a single friendly investor, with the aim of protecting themselves against a hostile tender offer. These proposals are voted on a case by case basis after reviewing the individual situation of the company receiving the proposal.

9.	Executive and Director Compensation

9a. Stock - based Incentive Plans

Votes with respect to compensation plans should be determined on a case-by-case basis. The analysis of compensation plans focuses primarily on the transfer of shareholder wealth (the dollar cost of pay plans to shareholders). Other matters included in our analysis are the amount of the company’s outstanding stock to be reserved for the award of stock options, whether the exercise price of an option is less than the stock’s fair market value at the date of the grant of the options, and whether the plan provides for the exchange of outstanding options for new ones at lower exercise prices. Every award type is valued. An estimated dollar cost for the proposed plan and all continuing plans is derived. This cost, dilution to shareholders’ equity, will also be expressed as a percentage figure for the transfer of shareholder wealth and will be considered along with dilution to voting power.

Once the cost of the plan is estimated, it is compared to a company-specific dilution cap. The allowable cap is industry-specific, market cap-based, and pegged to the average amount paid by companies performing in the top quartile of their peer groupings. To determine allowable caps, companies are categorized according to standard industry code (SIC) groups. Top quartile performers for each group are identified on the basis of five-year total shareholder returns. Industry-specific cap equations are developed using regression analysis to determine those variables that have the strongest correlation to shareholder value transfer. Industry equations are used to determine a company-specific allowable cap; this is accomplished by plugging company specific data into the appropriate industry equation to reflect size, performance, and levels of cash compensation.

Votes are primarily determined by this quantitative analysis. If the proposed plan cost is above the allowable cap, an against vote is indicated. If the proposed cost is below the allowable cap, a vote for the plan is indicated unless the plan violates the repricing guidelines. If the company has a history of repricing options or has the express ability to reprice underwater stock options without first securing shareholder approval under the proposed plan, the plan receives an against vote— even in cases where the plan cost is considered acceptable based on the quantitative analysis.

We recommend voting against equity plans that have high average three year burn rate. JPMAM defines high average three-year burn rate as the following: the company’s most recent three-year burn rate exceeds one standard deviation by Russell 3000 index and non-Russell 3000 index; the company’s most recent three-year burn rate exceeds two percent of common shares outstanding.

JPMorgan Asset Management Corporate Governance	Page 17

9a. Stock-based Incentive Plans - Continued

For companies in the Russell 3000 we will generally vote against a plan when there is a disconnect between the CEO’s pay and performance (an increase in pay and a decrease in performance), the main source for the pay increase is equity-based, and the CEO participates in the plan being voted on. Specifically, if the company has negative one- and three-year total shareholder returns, and its CEO also had an increase in total direct compensation from the prior year, it would signify a disconnect in pay and performance. If more than half of the increase in total direct compensation is attributable to the equity component, we would generally recommend against the equity plan in which the CEO participates.

We will generally vote against shareholder proposals for stock-based incentive plans, for companies in technology sectors, when the plan includes provisions for expensing options. We are in favor of expensing options; however, we feel it will disadvantage companies in the technology sector that we own and we will wait until expensing options become a common practice within the sector.

9b. Approval of Cash or Cash-and-Stock Bonus Plans

Vote for cash or cash-and-stock bonus plans to exempt the compensation from limits on deductibility under the provisions of Section 162(m) of the Internal Revenue Code.

9c. Shareholder Proposals to Limit Executive and Director Pay

Generally, vote for shareholder proposals that seek additional disclosure of executive and director pay information.

Review on a case-by-case basis all other shareholder proposals that seek to limit executive and director pay.

Review on a case-by-case basis shareholder proposals for performance pay such as indexed or premium priced options if a company has a history of oversized awards and one-, two- and three-year returns below its peer group.

9d. Golden and Tin Parachutes

Review on a case-by-case basis all proposals to ratify or cancel golden or tin parachutes. Favor golden parachutes that limit payouts to two times base salary, plus guaranteed retirement and other benefits.

9e. 401(k) Employee Benefit Plans

Vote for proposals to implement a 401(k) savings plan for employees.

9f. Employee Stock Purchase Plans

Vote for qualified employee stock purchase plans with the following features: the purchase price is at least 85 percent of fair market value; the offering period is 27 months or less; and potential voting power dilution (shares allocated to the plan as a percentage of outstanding shares) is ten percent or less.

Vote for nonqualified employee stock purchase plans with the following features: broad-based participation (i.e., all employees of the company with the exclusion of individuals with five percent or more of beneficial ownership of the company); limits on employee contribution, which may be a fixed dollar amount or expressed as a percentage of base salary; company matching contribution up to 25 percent of the employee’s contribution, which is effectively a discount of 20 percent from market value; and no discount on the stock price on the date of purchase since there is a company matching contribution

9g. Option Expensing

Generally, vote for shareholder proposals to expense fixed-price options.

Vote against shareholder proposals to expense fixed-price options in technology sectors.

9h. Option Repricing

In most cases, we take a negative view of option repricings and will, therefore, generally vote against such proposals. We do, however, consider the granting of new options to be an acceptable alternative and will generally support such proposals.

9i. Stock Holding Periods

Generally vote against all proposals requiring executives to hold the stock received upon option exercise for a specific period of time.

JPMorgan Asset Management Corporate Governance	Page 18

10.	Incorporation

10a. Reincorporation Outside of the United States

Generally speaking, we will vote against companies looking to reincorporate outside of the U.S.

10b. Voting on State Takeover Statutes

Review on a case-by-case basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freezeout provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, antigreenmail provisions, and disgorgement provisions).

10c. Voting on Reincorporation Proposals

Proposals to change a company’s state of incorporation should be examined on a case-by-case basis. Review management’s rationale for the proposal, changes to the charter/bylaws, and differences in the state laws governing the companies.

11.	Mergers and Corporate Restructurings

11a. Mergers and Acquisitions

Votes on mergers and acquisitions should be considered on a case-by-case basis, taking into account factors including the following: anticipated financial and operating benefits; offer price (cost vs. premium); prospects of the combined companies; how the deal was negotiated; and changes in corporate governance and their impact on shareholder rights.

11b. Nonfinancial Effects of a Merger or Acquisition

Some companies have proposed a charter provision which specifies that the board of directors may examine the nonfinancial effect of a merger or acquisition on the company. This provision would allow the board to evaluate the impact a proposed change in control would have on employees, host communities, suppliers and/or others. We generally vote against proposals to adopt such charter provisions. We feel it is the directors’ fiduciary duty to base decisions solely on the financial interests of the shareholders.

11c. Corporate Restructuring

Votes on corporate restructuring proposals, including minority squeezeouts, leveraged buyouts, spin-offs, liquidations, and asset sales, should be considered on a case-by-case basis.

11d. Spin-offs

Votes on spin-offs should be considered on a case-by-case basis depending on the tax and regulatory advantages, planned use of sale proceeds, market focus, and managerial incentives.

11e. Asset Sales

Votes on asset sales should be made on a case-by-case basis after considering the impact on the balance sheet/working capital, value received for the asset, and potential elimination of diseconomies.

11f. Liquidations

Votes on liquidations should be made on a case-by-case basis after reviewing management’s efforts to pursue other alternatives, appraisal value of assets, and the compensation plan for executives managing the liquidation.

11g. Appraisal Rights

Vote for proposals to restore, or provide shareholders with, rights of appraisal. Rights of appraisal provide shareholders who are not satisfied with the terms of certain corporate transactions the right to demand a judicial review in order to determine a fair value for their shares.

11h. Changing Corporate Name

Vote for changing the corporate name.

12.	Social and Environmental Issues

12a. Energy and Environment

Vote case-by-case on proposals that request companies to subscribe to the CERES Principles.

Vote case-by-case on disclosure reports that seek additional information.

JPMorgan Asset Management Corporate Governance	Page 19

12b. Northern Ireland

Vote case-by-case on proposals pertaining to the MacBride Principles.

Vote case-by-case on disclosure reports that seek additional information about progress being made toward eliminating employment discrimination.

12c. Military Business

Vote case-by-case on defense issue proposals.

Vote case-by-case on disclosure reports that seek additional information on military-related operations.

12d. International Labor Organization Code of Conduct

Vote case-by-case on proposals to endorse international labor organization code of conducts.

Vote case-by-case on disclosure reports that seek additional information on company activities in this area.

12e. Promote Human Rights in China, Nigeria, and Burma

Vote case-by-case on proposals to promote human rights in countries such as China, Nigeria, and Burma.

Vote case-by-case on disclosure reports that seek additional information on company activities regarding human rights.

12f. World Debt Crisis

Vote case-by-case on proposals dealing with third world debt.

Vote case-by-case on disclosure reports regarding company activities with respect to third world debt.

12g. Equal Employment Opportunity and Discrimination

Vote case-by-case on proposals regarding equal employment opportunities and discrimination.

Vote case-by-case on disclosure reports that seek additional information about affirmative action efforts, particularly when it appears that companies have been unresponsive to shareholder requests.

12h. Animal Rights

Vote case-by-case on proposals that deal with animal rights.

12i. Product Integrity and Marketing

Vote case-by-case on proposals that ask companies to end their production of legal, but socially questionable, products.

Vote case-by-case on disclosure reports that seek additional information regarding product integrity and marketing issues.

12j. Human Resources Issues

Vote case-by-case on proposals regarding human resources issues.

Vote case-by-case on disclosure reports that seek additional information regarding human resources issues.

12k. Link Executive Pay with Social and/or Environmental Criteria

Vote case-by-case on proposals to link executive pay with the attainment of certain social and/or environmental criteria.

Vote case-by-case on disclosure reports that seek additional information regarding this issue.

JPMorgan Asset Management Corporate Governance	Page 20

13.	Foreign Proxies

Responsibility for voting non-U.S. proxies rests with our Proxy Voting Committee located in London. The Proxy Committee is composed of senior analysts and portfolio managers and officers of the Legal and Compliance Department. It is chaired by a Managing Director of the Firm. A copy of our policy for voting international proxies can be provided upon request.

14.	Pre-Solicitation Contact

From time to time, companies will seek to contact analysts, portfolio managers and others in advance of the formal proxy solicitation to solicit support for certain contemplated proposals. Such contact can potentially result in the recipient receiving material non-public information and result in the imposition of trading restrictions. Accordingly, pre-solicitation contact should occur only under very limited circumstances and only in accordance with the terms set forth herein.

What is material non-public information?

The definition of material non-public information is highly subjective. The general test, however, is whether or not such information would reasonably affect an investor’s decision to buy, sell or hold securities, or whether it would be likely to have a significant market impact. Examples of such information include, but are not limited to:

•	a pending acquisition or sale of a substantial business;

•	financial results that are better or worse than recent trends would lead one to expect;

•	major management changes;

•	an increase or decrease in dividends;

•	calls or redemptions or other purchases of its securities by the company;

•	a stock split, dividend or other recapitalization; or

•	financial projections prepared by the Company or the Company’s representatives.

What is pre-solicitation contact?

Pre-solicitation contact is any communication, whether oral or written, formal or informal, with the Company or a representative of the Company regarding proxy proposals prior to publication of the official proxy solicitation materials. This contact can range from simply polling investors as to their reaction to a broad topic, e.g., “How do you feel about dual classes of stock?”, to very specific inquiries, e.g., “Here’s a term sheet for our restructuring. Will you vote to approve this?”

Determining the appropriateness of the contact is a factual inquiry which must be determined on a case-by-case basis. For instance, it might be acceptable for us to provide companies with our general approach to certain issues. Promising our vote, however, is prohibited under all circumstances. Likewise, discussion of our proxy guidelines, in whole or in part, with a company or others is prohibited. In the event that you are contacted in advance of the publication of proxy solicitation materials, please notify the Legal/Compliance Department immediately. The Company or its representative should be instructed that all further contact should be with the Legal/Compliance Department.

It is also critical to keep in mind that as a fiduciary, we exercise our proxies solely in the best interests of our clients. Outside influences, including those from within J.P. Morgan Chase should not interfere in any way in our decision making process. Any calls of this nature should be referred to the Legal/Compliance Department for response.

JPMorgan Asset Management Corporate Governance	Page 21

Part II.B: Europe, Middle East, Africa, Central America and South America Proxy Voting

JPMorgan Asset Management Corporate Governance	Page 22

Part II.B: Europe, Middle East, Africa, Central America and South America Guidelines Table of Contents

1.	Reports & Accounts		24
	a.	Annual Report	24
	b.	Remuneration Report	24

2.	Dividends		24

3.	Auditors		24
	a.	Auditor Independence	24
	b.	Auditor Remuneration	24

4.	Boards		25-26
	a.	Chairman & CEO	25
	b.	Board Structure	25
	c.	Board Size	25
	d.	Board Independence	25
	e.	Board Committees	25-26

5.	Directors		26-27
	a.	Directors’ Contracts	26
	b.	Executive Director Remuneration	26
	c.	Director Liability	27
	d.	Directors over 70	27

6.	Non-Executive Directors		27
	a.	Role of Non-Executive Directors	27
	b.	Director Independence	27
	c.	Non-Executive Director Remuneration	27
	d.	Multiple Directorships	27
	e.	Investment Trust Directors	27

7.	Issue of Capital		28
	a.	Issue of Equity	28
	b.	Issue of Debt	28
	c.	Share Repurchase Programmes	28

8.	Mergers/Acquisitions		28

9.	Voting Rights		28

10.	Share Options/Long-Term Incentive Plans (L-TIPs)		29
	a.	Share Options	29
	b.	Long-Term Incentive Plans (L-TIPs)	29

11.	Others		29-30
	a.	Poison Pills	29
	b.	Composite Resolutions	30
	c.	Social/Environmental Issues	30
	d.	Charitable Issues	30
	e.	Political Issues	30

12.	Activism		30-32
	a.	Shareholder Activism and Company Engagement	30
	b.	Activism Policy	31-32

13.	Sustainability		32-33
	a.	Sustainability Statement	32
	b.	Sustainability Policy	32-33

JPMorgan Asset Management Corporate Governance	Page 23

Part II. B: Europe, Middle East, Africa, Central America and South America Guidelines

1.	Reports & Accounts

1a. Annual Report

Reports and accounts should be both detailed and transparent, and should be submitted to shareholders for approval. They should meet accepted reporting standards, and company accounts should employ Generally Accepted Accounting Practices (GAAP). Reports should meet with the spirit as well as the letter of reporting standards, including the most recent recommendations of the International Accounting Standards Board (IASB).

The annual report should include a statement of compliance with relevant codes of best practice, in markets where they exist. For UK companies, a statement of compliance with the Combined Code should be made, together with detailed explanations regarding any area of non-compliance.

Legal disclosure varies from market to market. If, in our opinion, a company’s standards of disclosure (while meeting minimum legal requirements) are insufficient in any particular area, we will inform company management of our concerns. Depending on the circumstances, we will either abstain or vote against the resolution concerned. Similar consideration would relate to the use of inappropriate accounting methods.

1b. Remuneration Report

The remuneration policy as it relates to senior management should be presented to shareholders as a separate voting item. We would expect the report to contain full details of all aspects of executive directors’ emoluments. We will endeavour to engage with the company or seek an explanation regarding any areas of remuneration which fall outside our guidelines and we will abstain or vote against the remuneration report if we feel that the explanation is insufficient.

See Executive Director Remuneration

2.	Dividends

Proposals for the payment of dividends should be presented to shareholders for approval, and should be fully disclosed in advance of the meeting. We will vote against dividend proposals if the earnings and cash cover are inadequate and we feel that payment of the proposed dividend would prejudice the solvency or future prospects of the company.

3.	Auditors

3a. Auditor Independence

Auditors must provide an independent and objective check on the way in which the financial statements have been prepared and presented. JPMF will vote against the appointment or reappointment of auditors who are not perceived as being independent. The length of time both the audit company and the audit partner have served in their capacity with a given company may be a factor in determining independence.

3b. Auditor Remuneration

Companies should be encouraged to distinguish clearly between audit and non-audit fees. Audit Committees should keep under review the non -audit fees paid to the auditor, both in relation to the size of the total audit fee and in relation to the company’s total expenditure on consultancy, and there should be a mechanism in place to ensure that consultancy work is put out to competitive tender.

We would oppose non-audit fees consistently exceeding audit fees, where no explanation was given to shareholders. Audit fees should never be excessive.

See Audit Committee

JPMorgan Asset Management Corporate Governance	Page 24

4.	Boards

4a. Chairman & CEO

The Combined Code states that there should be a clear division of responsibilities at the head of a company, such that no one individual has unfettered powers of decision. JPMF believes that the roles of Chairman and Chief Executive Officer should normally be separate. JPMF will generally vote against combined posts.

4b. Board Structure

JPMF is in favour of unitary boards of the type found in the UK, as opposed to tiered board structures. We agree with the Combined Code, which finds that unitary boards offer flexibility while, with a tiered structure, there is a risk of upper tier directors becoming remote from the business, while lower tier directors become deprived of contact with outsiders of wider experience. No director should be excluded from the requirement to submit him/herself for reelection on a regular basis.

JPMF will generally vote to encourage the gradual phasing-out of tiered board structures, in favour of unitary boards. However, tiered boards are still very prevalent in markets outside the UK and local market practice will always be taken into account.

4c. Board Size

Boards with more than 20 directors are deemed excessively large, and JPMF will exercise its voting powers in favour of reducing large boards wherever possible.

4d. Board Independence

JPMF believes that a strong independent element to a board is essential to the effective running of a company. The Combined Code states that the calibre and number of non-executive directors on a board should be such that their views will carry significant weight in the board’s decisions.

We agree with the ICGN, and the findings of the Higgs Review, that the majority of a board of directors should be independent, especially if the company has a joint Chairman/CEO. However, as a minimum, all boards should have at least three independent non-executive directors, unless the company is of such a size that sustaining such a number would be an excessive burden.

JPMF will use its voting powers to encourage appropriate levels of board independence, taking into account local market practice.

See Non Executive Directors

4e. Board Committees

Where appropriate, boards should delegate key oversight functions to independent committees. The Chairman and members of any Committee should be clearly identified in the annual report.

(i)	Nomination Committee

There should be a formal nomination process for the appointment of Directors with both executive and non-executive representation. Nomination Committees should be majority-independent.

(ii)	Remuneration Committee

Boards should appoint Remuneration Committees consisting exclusively of independent non -executive directors, with no personal financial interest in relation to the matters to be decided, other than their fees and their shareholdings. Non -executive directors should have no potential conflicts of interest arising from cross-directorships and no day-to -day involvement in the running of the business. We would oppose the re-election of any non- executive director who, in our view, had failed to exercise sound judgement on remuneration issues.

Responsibility for the remuneration report (where applicable) should lie with the Remuneration Committee.

See Remuneration Report

JPMorgan Asset Management Corporate Governance	Page 25

4e. Board Committees - Continued

(iii)	Audit Committee

An Audit Committee should be established consisting solely of non-executive directors, who should be independent of management. The Committee should include at least one person with appropriate financial qualifications but they should all undergo appropriate training that provides and maintains a reasonable degree of up-to-date financial literacy and there should be written terms of reference which deal clearly with their authority and duties. Formal arrangements should be in place for the Committee to hold regular meetings with external auditors, without executive or staff presence, and they should have an explicit right of unrestricted access to company documents and information. The Committee should have the authority to engage independent advisers where appropriate and also should have responsibility for selecting and recommending to the board, the external auditors to be put forward for appointment by the shareholders i n general meeting. The Committee should monitor and review the scope and results of internal audit work on a regular basis. The Committee should be able to give additional assurance about the quality and reliability of financial information used by the board and public financial statements by the company.

5.	Directors

5a. Directors’ Contracts

JPMF believes that there is a strong case for directors’ contracts being of one year’s duration or less. This is in line with the findings of recent UK Government committees as well as the view of the NAPF and ABI. However, JPMF always examines these issues on a case-by-case basis and we are aware that there will occasionally be a case for contracts of a longer duration in exceptional circumstances, in order to secure personnel of the required calibre.

Generally, we encourage contracts of one year or less and vote accordingly. Unless the

Remuneration Committee gives a clearly-argued reason for contracts in excess of one year, we will vote against the re-election of any director who has such a contract, as well as consider the re-election of any director who is a member of the Remuneration Committee.

Directors’ contracts increasingly contain special provisions whereby additional payment becomes due in the event of a change of control. We agree with the view of the NAPF and ABI that such terms are inappropriate and should be discouraged and, under normal circumstances, we will use our voting power accordingly.

Market practice globally regarding the length of directors’ service contracts varies enormously, and JPMF is cognisant that it would be inappropriate to enforce UK standards in some other markets. To this end, JPMF takes into account local market practice when making judgements in this area.

5b. Executive Director Remuneration

Executive remuneration is, and will remain, a contentious issue, particularly the overall quantum of remuneration. However, company policy in this area cannot be prescribed by any code or formula to cater for all circumstances and must depend on responsible and well-informed judgement on the part of Remuneration Committees. Any remuneration policy should be transparent and fully disclosed to shareholders in a separate Remuneration Report within the Annual Report.

JPMF will generally vote against shareholder proposals to restrict arbitrarily the compensation of executives or other employees. We feel that the specific amounts and types of employee compensation are within the ordinary business responsibilities of the board and the company management. However, the remuneration of executive directors should be determined by independent Remuneration Committees and fully disclosed to shareholders. Any stock option plans or long-term incentive plans should meet our guidelines for such plans.

We strongly believe that directors should be encouraged to hold meaningful amounts of company stock, equivalent to at least one year’s salary, in order to align fully their interests with the interests of shareholders.

See Stock Options and Long-Term Incentive Plans (L-TIPs)

See Remuneration Report

JPMorgan Asset Management Corporate Governance	Page 26

5c. Director Liability

In certain markets, this proposal asks shareholders to give blanket discharge from responsibility for all decisions made during the previous financial year. Depending on the market, this resolution may or may not be legally binding, and may not release the board from its legal responsibility.

JPMF will usually vote against discharging the board from responsibility in cases of pending litigation, or if there is evidence of wrong doing for which the board must be held accountable.

5d. Directors over 70

While special requirements for directors over 70 have their roots in company legislation (in the UK) as well as various corporate governance guidelines, JPMF considers that a similar standard of care should be applied to the selection of a director over 70 as would be applied to that of any other director, although we would expect to see such a director offer himself or herself for re-election each year.

6.	Non-Executive Directors

6a. Role of Non-Executive Directors

As stated earlier in these guidelines, JPMF believes that a strong independent element to a board is essential to the effective running of a company. We will use our voting power to ensure that a healthy independent element to the board is preserved at all times and to oppose the re-election of non- executive directors whom we no longer consider to be independent.

In determining our vote, we will always consider independence issues on a case-by-case basis, taking into account any exceptional individual circumstances, together with local markets’ differing attitudes to director independence.

In order to help assess their contribution to the company, the time spent by each non-executive director should be disclosed to shareholders, as well as their attendance at board and committee meetings.

Audit and Remuneration Committees should be composed exclusively of independent directors.

6b. Director Independence

We agree with the ICGN that a director will generally be deemed to be independent if he or she has no significant financial, familial or other ties with the company which might pose a conflict, and has not been employed in an executive capacity by the company for at least the previous ten years.

A non-executive director who has served more than three terms (or ten years) in the same capacity can no longer be deemed to be independent.

6c. Non-Executive Director Remuneration

JPMF strongly believes that non-executive directors should be paid, at least in part, in shares of the company wherever possible, in order to align their interests with the interests of shareholders. Performance criteria, however, should never be attached. Non-executive directors should not be awarded options.

6d. Multiple Directorships

In order to be able to devote sufficient time to his or her duties, we would not normally expect a non- executive to hold more than five significant directorships at any one time. For executives, only one additional non-executive post would normally be considered appropriate without further explanation.

We agree with the findings of the Higgs Report in the UK that no single individual should chair more than one major listed company.

6e. Investment Trust Directors

In the UK, the boards of investment trust companies are unusual in being normally comprised solely of non -executive directors, the majority of whom are independent of the management company. We believe this to be appropriate and expect boards to comply with the Combined Code, except where such compliance is clearly inappropriate (e.g. Nomination Committees). Given the highly specialised nature of these companies it is particularly important that the board contains the correct mix of skills and experience.

JPMorgan Asset Management Corporate Governance	Page 27

7.	Issue of Capital

7a. Issue of Equity

In most countries, company law requires that shareholder approval be obtained in order to increase the authorised share capital of the company. Proposals for equity issues will also specify whether pre -emptive rights are to be retained or suppressed or partially suppressed for the issue. As a general rule, JPMF believes that any new issue of equity should first be offered to existing shareholders on a pre-emptive basis.

JPMF will vote in favour of increases in capital which enhance a company’s long-term prospects. We will also vote in favour of the partial suspension of pre-emptive rights if they are for purely technical reasons (e.g. rights offers which may not be legally offered to shareholders in certain jurisdictions).

JPMF will vote against increases in capital which would allow the company to adopt “poison pill” takeover defence tactics, or where the increase in authorised capital would dilute shareholder value in the long term.

7b. Issue of Debt

Reasons for increased bank borrowing powers are many and varied, including allowing normal growth of the company, the financing of acquisitions, and allowing increased financial leverage. Management may also attempt to borrow as part of a takeover defence.

JPMF will vote in favour of proposals which will enhance a company’s long-term prospects. We will vote against an increase in bank borrowing powers which would result in the company reaching an unacceptable level of financial leverage, where such borrowing is expressly intended as part of a takeover defence, or where there is a material reduction in shareholder value.

7c. Share Repurchase Programmes

Boards may instigate share repurchase or stock buy-back programs for a number of reasons. JPMF will vote in favour of such programmes where the repurchase would be in the best interests of shareholders, and where the company is not thought to be able to use the cash in a more useful way.

We will vote against such programmes when shareholders’ interests could be better served by deployment of the cash for alternative uses, or where the repurchase is a defensive manoeuvre or an attempt to entrench management.

8.	Mergers/Acquisitions

Mergers and acquisitions are always reviewed on a case-by-case basis by the investment analyst in conjunction with portfolio managers and, in exceptional circumstances, the Proxy Committee. Individual circumstances will always apply. However, as a general rule, JPMF will favour mergers and acquisitions where the proposed acquisition price represents fair value, where shareholders cannot realise greater value though other means, and where all shareholders receive fair and equal treatment under the merger/acquisition terms.

9.	Voting Rights

JPMF believes in the fundamental principle of “one share, one vote.” Accordingly, we will vote to phase out dual voting rights or classes of share with restricted voting rights, and will oppose attempts to introduce new ones. We are opposed to mechanisms that skew voting rights, such as cumulative voting; directors should represent all shareholders equally, and voting rights should accrue in accordance with the shareholder’s equity capital commitment to the company.

Similarly, we will generally oppose amendments to require supermajority (i.e. more than 51%) votes to approve mergers, consolidations or sales of assets or other business combinations.

JPMorgan Asset Management Corporate Governance	Page 28

10.	Share Options/Long-Term Incentive Plans (L-TIPs)

10a. Share Options

Share option schemes should be clearly explained and fully disclosed to both shareholders and participants, and put to shareholders for approval. Each director’s share options should be detailed, including exercise prices, expiry dates and the market price of the shares at the date of exercise. They should take into account maximum levels of dilution, as set out in ABI, NAPF and similar guidelines. Full details of any performance criteria should be included. Share options should never be issued at a discount, and there should be no award for below -median performance. In general, JPMF will vote in favour of option schemes, the exercise of which requires that challenging performance criteria be met.

Best practice requires that share options be fully expensed, so that shareholders can assess their true cost to the company. The assumptions and methodology behind the expensing calculation should also be explained to shareholders.

We will generally vote against the cancellation and reissue, retesting or repricing, of underwater options.

10b. Long-Term Incentive Plans (L-TIPs)

A Long-Term Incentive Plan (“L-TIP”) can be defined as any arrangement, other than deferred bonuses and retirement benefit plans, which require one or more conditions in respect of service and/or performance to be satisfied over more than one financial year.

JPMF, in agreement with the stipulations of the Combined Code, feels that the performance-related elements of any L-TIP should be designed to give directors keen incentives to perform at the highest levels, and that grants under such schemes should be subject to performance criteria which are challenging and which reflect the company’s objectives.

Ideally, the L-TIP should use a methodology such as total shareholder return (“TSR”), coupled with a financial underpin such as growth in earnings per share (“EPS”). Performance should be benchmarked against an appropriate comparator group of companies and a graph of recent performance should be included. Awards should increase on a straight-line basis, with a maximum award only vesting for the very highest performance. As with share option schemes, there should be no award for below-median performance. Any beneficiary should be encouraged to retain any resultant shares for a suitable time.

In all markets JPMF will vote in favour of schemes with keen incentives and challenging performance criteria, which are fully disclosed to shareholders in advance, and vote against payments which are excessive or performance criteria which are undemanding. We would expect Remuneration Committees to explain why criteria are considered to be challenging and how they align the interests of shareholders with the interests of the recipients.

11.	Others

11a. Poison Pills

Poison pills, or shareholder rights plans, are designed to give shareholders of a target company the right to purchase shares of the acquiring company, the target company, or both at a substantial discount from market value. These rights are exercisable once a predefined “triggering event” occurs, generally a hostile takeover offer or an outsider’s acquisition of a certain percentage of stock. Corporations may or may not be able to adopt poison pills without shareholder approval, depending on the market.

In reaching its voting position, the Committee has reviewed and continues to review current takeover events. However, it has concluded that there is no clear evidence that poison pills deter takeover offers or defeat takeover attempts, and are, in fact, sometimes used as tools to entrench management.

JPMF will generally vote against anti-takeover devices and support proposals aimed at revoking existing plans. Where anti-takeover devices exist, they should be fully disclosed to shareholders and shareholders should be given the opportunity to review them periodically.

JPMorgan Asset Management Corporate Governance	Page 29

11b. Composite Resolutions

Agenda items at shareholder meetings should be presented in such a way that they can be voted upon clearly, distinctly and unambiguously. We normally oppose deliberately vague, composite or “bundled” resolutions, depending on the context.

11c. Social/Environmental Issues

The Committee reviews shareholder propos als concerning social and environmental issues. In normal circumstances, the consideration of social issues in investment decisions is the duty of directors; nevertheless, from time to time, a company’s response to the circumstances of a particular social or environmental issue may have economic consequences, either directly or indirectly. In these cases, the economic effects are considered in determining our vote.

Where management is proposing changes with a social, environmental or ethical dimension, these proposals should be in line with JPMF’s Sustainability Policy.

See Sustainability

11d. Charitable Issues

Charitable donations are generally acceptable, provided they are within reasonable limits and fully disclosed to shareholders.

11e. Political Issues

JPMF does not normally support the use of shareholder funds for political donations, and would require the fullest explanation as to why this would be beneficial to shareholders.

12.	Activism

12a. Shareholder Activism and Company Engagement

In November 2002, the Institutional Shareholders’ Committee (“ISC”), comprising the trade bodies of the UK’s investing institutions, published a Statement of Principles which sets out the responsibilities of institutional shareholders in respect of investee companies. JPMF endorses the ISC Principles, which are set out below:

“Institutional shareholders and/or agents in relation to their responsibilities in respect of investee companies … will:

•	set out their policy on how they will discharge their responsibilities – clarifying the priorities attached to particular issues and when they will take action

•	monitor the performance of and establish, where necessary, a regular dialogue with investee companies

•	intervene where necessary

•	evaluate the impact of their activism

•	report back to clients/beneficial owners”

It is important to note that the above only applies in the case of UK companies, irrespective of their market capitalisation, although there will be occasions when intervention is not appropriate for reasons of cost-effectiveness or practicability. However, JPMF will continue to intervene outside the UK where we believe this to be necessary in order to protect our clients’ interests.

The full text of the Principles is available from JPMF or it can be found on the Investment Management Association web-site (www.investmentuk.org)

JPMorgan Asset Management Corporate Governance	Page 30

12b. Activism Policy

(i)	Discharge of Responsibilities

a)	Our primary responsibility is to protect our clients’ interests and, as active managers, we there fore absolutely reserve the right to dispose of an investment where a company fails to meet our expectations.

b)	Our investment managers and analysts have explicit responsibilities for monitoring the companies in the universe of stocks from which clients’ portfolios are constructed. While we attach considerable importance to meetings with management (and several hundred take place in the UK each year), we also emphasise the benefits of fundamental research into companies in our investment processes. Industry research, balance sheet analysis and company news flow all have a role to varying degrees in our company monitoring.

c)	As noted in our Corporate Governance Guidelines we expect companies to comply with the standards of corporate governance set out in the Combined Code and will use our votes to encourage compliance.

d)	Where appropriate, we will engage with companies in which client assets are invested if they fail to meet our requirements with regard to corporate governance and/or performance. Engagement on corporate governance issues such as remuneration and board structures is ongoing and does not only occur at the time of an AGM. Performance issues where more active intervention is appropriate will include failure to achieve strategic targets for the development of the business or perceived weaknesses in the management structure. The approach involves active discussion with company management and directors and, if necessary, participation in action groups, but not direct involvement in management.

e)	Our approach to dealing with conflicts of interest is described fully in our Corporate Governance Policies and Procedures. We seek to minimise conflicts by controlling information flows between different parts of JPMorgan Chase. Where a material conflict does arise we require investors who make the voting decision to certify that they have acted solely in the clients’ best interests.

f)	Our policy is to vote at all UK company meetings on behalf of all clients where we have authority to do so.

(ii)	Monitor Performance

As noted above the monitoring of company performance is a key part of our investment processes. Our voting records are available to clients and serve to demonstrate, among other things, our support or otherwise for a company’s board structure and remuneration policies. All votes against company management are minuted and signed off by the Proxy Committee. In addition we maintain a log of all private meetings held with companies. We regard these meetings as confidential and will not comment on them outside JPMF.

(iii)	Intervening Where Necessary

a)	As we have an active approach to proxy voting we do, in one sense, intervene frequently in company affairs and will vote against or abstain on resolutions at company meetings where we believe it to be in the best interests of our clients. Whenever we intend to vote against management, we speak with the company in order to ensure that they are fully informed of the reasons for the policy to which we are opposed and to give management an opportunity to amend that policy. The evidence is that by consistently seeking compliance with best practice we do, over time, influence company behaviour.

JPMorgan Asset Management Corporate Governance	Page 31

12b. Activism Policy – Continued

b)	JPMF does not intervene directly in the management of companies. However, we will arrange to meet with senior management where a company has failed to meet our expectations, but we believe that the potential of the company still justifies retention in our clients’ portfolios. On such occasions we expect management to explain what is being done to bring the business back on track. If possible we try to avoid being made insiders as this constrains our ability to deal in the stock. In the small capitalisation end of the market, more aggressive intervention is more common, but still infrequent, as we may hold a significant percentage of a company’s equity. In such circumstances we will frequently raise our concerns first with the company’s brokers or advisers.

(iv)	Evaluating and Reporting

We are convinced that a strong governance culture leads ultimately to a better business and a better stock market rating. As investors we scrutinise companies’ governance policies as a part of our investment research and take comfort from good governance. Thus, one measure of success of our monitoring is the extent to which our investment strategy achieves our clients’ investment objectives. Where we have pushed for change, either in governance policies or in business strategy, we measure success by the extent that change is forthcoming and whether our clients benefit as a result.

Reports detailing our engagement activity are available to clients on a quarterly basis.

13.	Sustainability

13a. Sustainability Statement

From 3rd July 2000, trustees of occupational pension schemes in the UK have been required to disclose their policy on Corporate Social Responsibility (“CSR”) in their Statement of Investment Principles.

JPMF has had experience of tailoring portfolios to meet individual ethical requirements for over fifty years. We believe that we operate to the highest standards and that our ethical screens will meet the requirements of most clients. For pension fund clients, who are not permitted to exclude specific areas of investment from their portfolios, we have developed a number of strategies to positively target companies with superior social, ethical and environmental credentials.

For institutional clients such as charitable foundations and endowments, where the legal framework for ethical and socially responsible investing is less restrictive, JPMF has substantial experience over a long period of time of managing ethically-constrained portfolios. This service is client-preference led and flexible, and forms part of our charitable sector specialist investment services.

For clients who have not specified individual social or environmental criteria in their guidelines, these issues are still taken into account by analysts and portfolio managers as part of the overall stock selection process, and certain engagement activity is still undertaken by JPMF on their behalf. This is detailed in the following section.

13b. Sustainability Policy

Where JPMF engages with companies on broader sustainability issues, we have adopted a positive engagement approach. Thus, specific assets or types of assets are not excluded on purely social, environmental or ethical criteria (unless specifically requested by clients). Rather, analysts take such issues into account as part of the mainstream analytical process. Where appropriate, JPMF will also engage with company management on specific issues at company one -to-one meetings. This engagement activity can then be reported to clients as required.

Where sustainability issues are the subject of a proxy vote, JPMF will consider the issue on a case-by-case basis, keeping in mind at all times the best economic interests of our clients. Increasingly, shareholder proposals are being used by activist groups to target companies as a means of promoting single-issue agendas. In these instances, it is important to differentiate between constructive resolutions, intended to bring about genuine social or environmental improvement, and hostile proposals intended to limit management power, which may in fact ultimately destroy shareholder value.

JPMorgan Asset Management Corporate Governance	Page 32

13b.	Sustainability Policy - Continued

In formulating our Sustainability Policy, we have endeavoured not to discriminate against individual companies or sectors purely on the grounds of the particular business sector in which they are involved. Thus a company in an extractive industry or the defence industry will not be automatically marked down because their sector is perceived as “unfriendly.” Similarly, a company in a low-impact industry such as financial services will still be expected to have in place detailed policies and rigorous oversight of its environmental impact. JPMF is committed to improving standards of CSR among all of the companies in which it invests its clients’ assets as part of an inclusive positive engagement strategy. We would normally expect companies to publish a statement on CSR within their Annual Report, or to provide a separate CSR report to shareholders.

The current focus of this engagement process is on UK companies. However, social and environmental issues are taken into account for overseas companies on a wider basis where appropriate as described previously. It is anticipated that our sustainability program will continue to expand both in terms of scope and market coverage as client demand and availability of suitable resources dictate.

JPMorgan Asset Management Corporate Governance	Page 33

Part II. C: Asia (ex-Japan) Proxy Voting

JPMorgan Asset Management Corporate Governance	Page 34

Part II. C: Asia Ex-Japan Proxy Voting Guidelines

Table of Contents

I	Principles		36

II	Policy and Procedures		37-38
	1.	Proxy Committee	37
	2.	Voting	37
	3.	Engagement	37
	4.	Conflicts of Interest	38

III	Voting Guidelines		38-42
	1.	Reports & Accounts	38
	2.	Dividends	38
	3.	Auditors	38
	4.	Boards	39
	5.	Directors	39
	6.	Non-Executive Directors	40
	7.	Issue of Capital	40-41
	8.	Mergers/Acquisitions	41
	9.	Voting Rights	41
	10.	Share Options/Long-Term Incentive Plans (L-TIPs)	41
	11.	Others	41

IV	Activism		42

V	Sustainability		42

JPMorgan Asset Management Corporate Governance	Page 35

Part II. C: Asia Ex-Japan Proxy Voting Guidelines

I.	PRINCIPLES

JF Asset Management (“JFAM”) is committed to delivering superior investment performance to its clients worldwide. We believe that one of the drivers of investment performance is an assessment of the corporate governance principles and practices of the companies in which we invest our clients’ assets and we expect those companies to demonstrate high standards of governance in the management of their business.

We have set out below the principles which provide the framework for our corporate governance activity. Although the policies and guidelines set out in this document apply to Hong Kong and therefore principally concern accounts managed from the Hong Kong office, our colleagues in London, New York and Tokyo have similar standards, consistent with law and best practice in these different locations.

1.	Fiduciary priority. Our clients appoint us to manage their assets in order to maximise the likelihood of meeting or exceeding their investment objectives at acceptable risk levels. Every decision to buy, hold or sell any security will be consistent with that overriding objective.

2.	Evaluation. Our clients expect us, as their delegates, to monitor the governance of companies in which we have invested their assets.

3.	Engagement. We encourage excellence in the management of companies through the considered application of our corporate governance policies and guidelines. We welcome consultation by companies with their leading shareholders on corporate governance issues.

4.	Proxy voting. Company management is accountable to the shareholders, our clients. It is our responsibility to ensure this is recognised through the considered use of our clients’ votes.

5.	Litigation and Joint Working Parties. JFAM will align itself with other shareholders, for example, by joining class action suits or working parties as local practice dictates, where we are convinced that this is in the best interests of our clients.

6.	Disclosure. JFAM’s corporate governance guidelines and policies are available to clients and companies alike. We believe that they conform to best practice and we are prepared to discuss them openly with other interested parties.

7.	Ongoing commitment. JFAM is committed to reviewing its corporate governance principles, policies and guidelines to ensure that they fully reflect our interpretation of best market practice.

JF Asset Management

Hong Kong Proxy Committee

JPMorgan Asset Management Corporate Governance	Page 36

II.	POLICY and PROCEDURES

JF Asset Management (“JFAM”) manages the voting rights of the shares entrusted to it as it would manage any other asset. It is the policy of JFAM to vote in a prudent and diligent manner, based exclusively on our reasonable judgement of what will best serve the financial interests of the beneficial owners of the security.

1. Proxy Committee

The Hong Kong Proxy Committee has been established to oversee the proxy voting process in the Asia ex-Japan region on an ongoing basis. It is composed of the Proxy Administrator and senior officers from the Investment, Compliance and Risk Management Departments. The main functions of the Proxy Committee are to review the Proxy Voting Guidelines to ensure they are aligned with best practice; and to provide advice and recommendations on general proxy voting matters as well as on specific voting issues as they occur. The Proxy Committee may delegate certain of its responsibilities to subgroups composed of Proxy Committee members. It meets quarterly, or more frequently as circumstances dictate and its minutes are circulated to senior management including the Asia Risk Committee to whom it reports.

2. Voting

As these Guidelines represent what we consider to be in the best financial interests of our clients, we would normally expect clients to allow us to use them as a template for voting. However, we recognise that in certain circumstances further analysis may be required.

In view of our overriding fiduciary duty to act in the best interest of our clients, the Guidelines are an indication only of JFAM’s voting policy. The portfolio manager has discretion to override the policy should individual circumstances dictate.

Our Guidelines are primarily targeted at companies listed on main stock exchanges. It is sometimes difficult for smaller companies to apply the same corporate governance standards and we would look at any issues for such companies on a case-by-case basis. We would, however, encourage them to apply the highest possible standards of governance.

For markets in Asia ex-Japan, we will generally abstain from voting at AGMs on the grounds that the matters normally considered at such meetings are of a routine and non-contentious nature. To ensure we fulfil our fiduciary obligation to always act in our clients’ best interests, we will review each AGM notice to check whether there are any non-routine matters such as company reorganisations/restructurings, takeover/merger and senior management compensation plans included therein. If any such matters are identified then we will consider each one individually so that our clients’ best interests are served. Also, certain markets require that shares are blocked from trading in order to be tendered for voting purposes. In these instances, it may be in our clients’ best interests to abstain from voting in order to preserve the ability to trade. For these countries, a decision will be taken on a case-by-case basis by the research analyst in conjunction with the portfolio manager in order to determine how our clients’ best interests are served.

Situations can sometimes arise where more than one JFAM client invests in the same company or in which a single client may invest in the same company but in multiple accounts. In those situations, two or more clients, or one client with different accounts, may be invested in strategies having different investment objectives, investment styles, or portfolio managers. As a result, JFAM may cast different votes on behalf of different clients or on behalf of the same client with different accounts.

3. Engagement

We regard regular, systematic and direct contact with senior company management, both executive and non -executive, as crucially important. We consider that these dialogues have been useful and plan to expand this approach.

JPMorgan Asset Management Corporate Governance	Page 37

4. Conflicts of Interest

In order to maintain the integrity and independence of JFAM’s proxy-voting decisions, JPMorgan Chase (including JPMAM ) has established formal barriers designed to restrict the flow of information between JPMC’s securities, lending, investment banking and other divisions to JPMAM investment professionals.

Where a potential material conflict of interest has been identified, the Proxy Administrator, in consultation with the Proxy Committee, evaluates the potential conflict and determines whether an actual conflict exists. In the event that this is the case, they make a recommendation on how to vote the proxy. A record of such decisions is available to clients on request.

Finally, it should be pointed out that this document is intended as an overview only. Specific issues should always be directed to your account administrator or portfolio manager.

III.	VOTING GUIDELINES

1. REPORTS & ACCOUNTS

1a. Annual Report

Reports and accounts should be both detailed and transparent, and should be submitted to shareholders for approval. They should meet accepted reporting standards, and company accounts should employ Generally Accepted Accounting Practices (GAAP). Reports should meet with the spirit as well as the letter of reporting standards, including the most recent recommendations of the International Accounting Standards Board (IASB).

The annual report should include a statement of compliance with relevant codes of best practice, in markets where they exist.

Legal disclosure varies from market to market. If, in our opinion, a company’s standards of disclosure (whilst meeting minimum legal requirements) are insufficient in any particular area, we will inform company management of our concerns. Depending on the circumstances, we will either abstain or vote against the resolution concerned. Similar consideration would relate to the use of inappropriate accounting methods.

2. DIVIDENDS

Proposals for the payment of dividends should be presented to shareholders for approval, and should be fully disclosed in advance of the meeting. We will vote against dividend proposals if we feel that payment of the proposed dividend would prejudice the solvency or future prospects of the company.

3. AUDITORS

3a. Auditor Independence

Auditors must provide an independent and objective check on the way in which the financial statements have been prepared and presented. JFAM will vote against the appointment or re-appointment of auditors who are not perceived as being independent.

3b. Auditor Remuneration

Companies should be encouraged to distinguish clearly between audit and non-audit fees. Audit fees should never be excessive.

JPMorgan Asset Management Corporate Governance	Page 38

4. BOARDS

4a. Chairman & CEO

JFAM believes that it is best practice for the roles of Chairman and Chief Executive Officer to be separate.

4b. Board Structure

JFAM is in favour of unitary boards of the type found in Hong Kong, as opposed to tiered board structures.

4c. Board Size

Boards with more than 20 directors are considered to be excessively large.

4d. Board Independence

JFAM believes that a strong independent element to a board is essential to the effective running of a company. The calibre and number of non -executive directors on a board should be such that their views will carry significant weight in the board’s decisions.

We believe that as a minimum, all boards should have at least three non-executive directors, unless the company is of such a size that sustaining such a number would be an excessive burden.

JFAM will use its voting powers to encourage appropriate levels of board independence, taking into account local market practice.

4e. Board Committees

Where appropriate, boards should delegate key oversight functions to independent committees. The Chairman and members of any Committee should be clearly identified in the annual report.

5. DIRECTORS

5a. Executive Director’s Remuneration

Executive remuneration is and will remain a contentious issue, particularly the overall quantum of remuneration.

JFAM will generally vote against shareholder proposals to restrict arbitrarily the compensation of executives or other employees.

5b. Director’s Liability

In certain markets, this proposal asks shareholders to give blanket discharge from responsibility for all decisions made during the previous financial year. Depending on the market, this resolution may or may not be legally binding, and may not release the board from its legal responsibility.

JFAM will usually vote against discharging the board from responsibility in cases of pending litigation, or if there is evidence of wrongdoing for which the board must be held accountable.

5c. Directors over 70

JFAM considers that a similar standard of care should be applied to the selection of a director over 70 as would be applied to that of any other director, although we would expect to see such a director offer himself or herself for re-election each year.

JPMorgan Asset Management Corporate Governance	Page 39

6. NON -EXECUTIVE DIRECTORS

6a. Role of Non-Executive Directors

As stated earlier in these guidelines, JFAM believes that a strong independent element to a board is important to the effective running of a company.

In determining our vote, we will always consider independence issues on a case-by-case basis, taking into account any exceptional individual circumstances, together with local markets’ differing attitudes to director independence.

In order to help assess their contribution to the company, the time spent by each non-executive director should be disclosed to shareholders, as well as their attendance at board and committee meetings.

Audit and Remuneration Committees should be composed exclusively of independent directors.

6b. Director Independence

We consider that a director will generally be deemed to be independent if he or she has no significant financial, familial or other ties with the company which might pose a conflict, and has not been employed in an executive capacity by the company for at least the previous ten years.

6c. Multiple Directorships

In order to be able to devote sufficient time to his or her duties, we would not normally expect a non-executive to hold more than five significant directorships at any one time. For executives, only one additional non-executive post would normally be considered appropriate without further explanation.

7. ISSUE OF CAPITAL

7a. Issue of Equity

In most countries, company law requires that shareholder approval be obtained in order to increase the authorised share capital of the company. Proposals for equity issues will also specify whether pre-emptive rights are to be retained or suppressed or partially suppressed for the issue. As a general rule, JFAM believes that any new issue of equity should first be offered to existing shareholders on a pre-emptive basis.

JFAM will vote in favour of increases in capital which enhance a company’s long-term prospects.

7b. Issue of Debt

Reasons for increased bank borrowing powers are many and varied, including allowing normal growth of the company, the financing of acquisitions, and allowing increased financial leverage. Management may also attempt to borrow as part of a takeover defence.

JFAM will vote in favour of proposals which will enhance a company’s long-term prospects. We will vote against an increase in bank borrowing powers which would result in the company reaching an unacceptable level of financial leverage, where such borrowing is expressly intended as part of a takeover defence, or where there is a material reduction in shareholder value.

JPMorgan Asset Management Corporate Governance	Page 40

7c. Share Repurchase Programmes

Boards may instigate share repurchase or stock buy-back programs for a number of reasons. JFAM will vote in favour of such programmes where the repurchase would be in the best interests of shareholders, and where the company is not thought to be able to use the cash in a more useful way.

We will vote against such programmes when shareholders’ interests could be better served by deployment of the cash for alternative uses, or where the repurchase is a defensive manoeuvre or an attempt to entrench management.

8. MERGERS / ACQUISITIONS

Mergers and acquisitions are always reviewed on a case-by-case basis by the investment analyst in conjunction with portfolio managers and, in exceptional circumstances, the Proxy Committee. Individual circumstances will always apply. However, as a general rule, JFAM will favour mergers and acquisitions where the proposed acquisition price represents fair value, where shareholders cannot realise greater value through other means, and where all shareholders receive fair and equal treatment under the merger/acquisition terms.

9. VOTING RIGHTS

JFAM believes in the fundamental principle of “one share, one vote”. Accordingly, we will vote to phase out dual voting rights or classes of share with restricted voting rights, and will oppose attempts to introduce new ones. We are opposed to mechanisms that skew voting rights, such as cumulative voting; directors should represent all shareholders equally, and voting rights should accrue in accordance with the shareholder’s equity capital commitment to the company.

10. SHARE OPTIONS / LONG-TERM INCENTIVE PLANS (L-TIPs)

10a. Share Options

Best practice requires that share options be fully expensed, so that shareholders can assess their true cost to the company. The assumptions and methodology behind the expensing calculation should also be explained to shareholders.

We will generally vote against the cancellation and re-issue, re-pricing, of underwater options.

10b. Long-Term Incentive Plans (L-TIPs)

A Long-Term Incentive Plan (“L-TIP”) can be defined as any arrangement, other than deferred bonuses and retirement benefit plans, which require one or more conditions in respect of service and/or performance to be satisfied over more than one financial year.

JFAM normally will vote in favour of schemes with keen incentives and challenging performance criteria, which are fully disclosed to shareholders in advance, and vote against payments which are excessive or performance criteria which are undemanding.

11. OTHERS

11a. Charitable Issues

Charitable donations are generally acceptable, provided they are within reasonable limits and fully disclosed to shareholders.

11b. Political Issues

JFAM does not normally support the use of shareholder funds for political donations, and would require the fullest explanation as to why this would be beneficial to shareholders.

JPMorgan Asset Management Corporate Governance	Page 41

IV.	ACTIVISM

Activism Policy

1. Discharge of Responsibilities

a)	Our primary responsibility is to protect our clients’ interests and, as active managers, we therefore absolutely reserve the right to dispose of an investment where a company fails to meet our expectations.

b)	Our investment managers and analysts have explicit responsibilities for monitoring the companies in the universe of stocks from which clients’ portfolios are constructed. Whilst we attach considerable importance to meetings with management (and several hundred take place in Asia ex-Japan each year), we also emphasise the benefits of fundamental research into companies in our investment processes. Industry research, balance sheet analysis and company news flow all have a role to varying degrees in our company monitoring.

c)	Our approach to dealing with conflicts of interest is described fully in our Corporate Governance Policies and Procedures. We seek to minimise conflicts by controlling information flows between different parts of JPMorgan Chase. Where a material conflict does arise we require investors who make the voting decision to certify that they have acted solely in the clients’ best interests.

2. Monitor Performance

Monitoring of company performance is a key part of our investment processes. We maintain a record of all private meetings held with companies. We regard these meetings as confidential and will not comment on them outside JFAM.

3. Evaluating and Reporting

We are convinced that a strong governance culture leads ultimately to a better business and a better stock market rating. As investors we scrutinise companies’ governance policies as a part of our investment research and take comfort from good governance.

V.	Sustainability

Where JFAM engages with companies on broader social, environmental and sustainability issues, we have adopted a positive engagement approach. Thus, specific assets or types of assets are not excluded on purely social, environmental or ethical criteria (unless specifically requested by clients). Rather, analysts take such issues into account as part of the mainstream analytical process. Where appropriate, JFAM will also engage with company management on specific issues at company one-to -one meetings. This engagement activity can then be reported to clients as required.

Where social or environmental issues are the subject of a proxy vote, JFAM will consider the issue on a case-by-case basis, keeping in mind at all times the best financial interests of our clients.

It is anticipated that our SRI program will continue to expand both in terms of scope and market coverage as client demand and availability of suitable resources dictate.

JPMorgan Asset Management Corporate Governance	Page 42

Part II. D: Japan Proxy Voting

JPMorgan Asset Management Corporate Governance	Page 43

Part II. D: Japan Proxy Voting Guidelines

1.	Number of Directors

To ensure a swift management decision-making process, the appropriate number of directors should be 20 or less.

2.	Director’s Tenure

Director’s tenure should be equal to/less than 1 year.

3.	Director’s Remuneration

Remuneration of directors should generally be determined by an independent committee.

4.	Audit fees

Audit fees must be at an appropriate level.

5.	Capital Increase

Capital increases will be judged on a case-by-case basis depending on its purpose. Vote against capital increases if the purpose is to defend against a takeover.

6.	Borrowing of Funds

Vote against abrupt increases in borrowing of funds if the purpose is to defend against a takeover.

7.	Share Repurchase Programs

Vote in favor of share repurchase programs if it leads to an increase in the value of the company’s shares.

8.	Payout ratio

As a general rule, vote against any proposal for appropriation of profits which involves a payout ratio of less than 50% (after taking into account other forms of payouts to shareholders such as share repurchase programs) if the capital ratio is equal to or greater than 50% and there is no further need to increase the level of retained earnings.

9.	Mergers/Acquisitions

Mergers and acquisitions must only be consummated at a price representing fair value.

10.	Stock Options

Stock option programs should generally be publicly disclosed. Programs which result in increases in remuneration despite declines in corporate earnings (such as through a downward adjustment of the exercise price) is generally not acceptable.

11.	Political Contributions

Do not approve any use of corporate funds for political activities.

12.	Environmental/Social Issues

Do not take into account environmental/social issues that do not affect the economic value of the company.

JPMorgan Asset Management Corporate Governance	Page 44